Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

On December 19, 2024, pursuant to the previously announced Share Purchase Agreement, dated as of June 3, 2024 (the “Purchase Agreement”), by and between Frontdoor, Inc. (“Frontdoor”), 2-10 HBW Acquisition, L.P., a Delaware limited partnership (“Seller”) and 2-10 Holdco, Inc., a Delaware corporation, and its subsidiaries (“2-10 HBW”), Frontdoor purchased from Seller all of the issued and outstanding common stock in 2-10 HBW for aggregate cash consideration of $585 million (the "2-10 HBW Acquisition"), subject to certain customary adjustments based on, among other things, the amount of cash, debt, transaction expenses, working capital and regulatory capital in the business of 2-10 HBW as of the closing of the transaction.

In accordance with Rule 11-02(c)(1) of Regulation S-X, a pro forma statement of financial position of Frontdoor has not been prepared to give effect to the 2-10 HBW Acquisition as of December 31, 2024, as it is reflected in the consolidated statement of financial position included in Frontdoor's Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2025.

The attached unaudited proforma condensed combined financial information has been prepared to illustrate the effect of the acquisition of 2-10 HBW. The unaudited pro forma condensed combined statement of operations (the “Pro Forma Statement”) combines the historical statements of operations of Frontdoor and 2-10 HBW giving effect to the acquisition as if it had occurred on January 1, 2024. The historical information of Frontdoor and 2-10 HBW for the year ended December 31, 2024 is derived from the audited year-end statement of operations of Frontdoor for the year ended December 31, 2024, which includes the post-acquisition results of 2-10 HBW, plus the audited interim historical information for 2-10 HBW for the period ended December 18, 2024.

The historical consolidated financial information of Frontdoor and 2-10 HBW has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the 2-10 HBW Acquisition, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies or any other business changes or synergies that may result from the 2-10 HBW Acquisition. Certain reclassifications have also been made to conform the historical financial statement presentation of 2-10 HBW to that of Frontdoor.

The following unaudited pro forma condensed combined financial information should be read in conjunction with:

•
the accompanying notes to the unaudited pro forma condensed combined financial information;
•
the separate historical audited consolidated financial statements of Frontdoor as of and for the fiscal year ended December 31, 2024 and the related notes, included in Frontdoor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024; and
•
the separate historical audited consolidated financial statements of 2-10 HBW as of and for the period ended December 18, 2024.

Pursuant to the acquisition method of accounting, the total purchase price for the 2-10 HBW Acquisition has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective estimated fair values at December 19, 2024. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the 2-10 HBW Acquisition, the actual amounts recorded in connection with the transaction, which will be based on the fair value of the assets acquired and liabilities assumed on the closing date of the 2-10 HBW Acquisition, may differ materially from the information presented. The areas of the valuations that are not yet finalized relate to the amounts for property and equipment, long term intangible assets and the final amount of residual goodwill. Frontdoor may obtain additional information to assist in determining fair values of net assets acquired at December 19, 2024 during the measurement period.

The unaudited proforma condensed combined financial information is presented for informational purposes only. It has been prepared in accordance with the regulations of the SEC and is not necessarily indicative of what our results of operations actually would have been had we completed the acquisition at the date indicated, nor does it purport to project the future operating results of the combined company. It also does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve with respect to the combined company nor the costs necessary to achieve those costs savings, operating synergies and revenue enhancements, or to integrate the operations of Frontdoor and 2-10 HBW.

Frontdoor, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2024

(in millions, except per share data)

	Historical Frontdoor, Inc (1)	Historical 2-10 HBW (2)	Acquisition Accounting Adjustments	Notes	Financing Adjustments	Notes	Pro Forma Combined
Revenue	$1,843	$185	$—		$—		$2,028
Cost of services rendered	852	67	—		—		919
Gross Profit	991	118	—		—		1,109
Selling and administrative expenses	612	91	(4)	(4A)	—		699
Depreciation and amortization expense	39	12	39	(4B)	—		90
Restructuring charges	8	—	—		—		8
Interest expense	40	19	(19)	(4C)	37	(4E)	77
Interest and net investment income	(20)	(2)	—		—		(22)
Loss on extinguishment of debt	3	—	—		—		3
Income before Income Taxes	309	(2)	(17)		(37)		253
Provision for income taxes	74	1	(9)	(4D)	(4)	(4D)	63
Net Income	$235	$(3)	$(8)		$(34)		$190

Earnings per Share:
Basic	$3.05						$2.47
Diluted	$3.01						$2.44
Weighted-average Common Shares Outstanding
Basic	77.0						77.0
Diluted	78.0						78.0

(1) Includes $6 million of revenue and $2 million of net loss during the year ended December 31, 2024 related to the operations of 2-10 HBW for the period from December 19, 2024 through December 31, 2024.

(2) Includes the audited interim historical information for 2-10 HBW for the period ended December 18, 2024.

Frontdoor, Inc.

Notes to the Pro Forma Financial Information

Note 1. Description of the 2-10 HBW Acquisition and Basis of Presentation

On December 19, 2024, Frontdoor completed the 2-10 HBW Acquisition pursuant to the Purchase Agreement for aggregate cash consideration of $585 million, subject to certain customary adjustments based on, among other things, the amount of cash, debt, transaction expenses, working capital and regulatory capital in the business of 2-10 HBW as of the closing of the transaction. 2-10 HBW is a leading provider of new home structural warranties, which are insurance-backed offerings that provide builders’ coverage for structural failures. 2-10 HBW is also a provider of home warranties.

Frontdoor paid $425 million, net of $182 million of 2-10 HBW closing indebtedness, 2-10 HBW transaction costs and escrow, for a total purchase price consideration of $607 million, using cash on hand and borrowings under Frontdoor’s Revolving Credit Facility and Term Loan Facilities. The 2-10 HBW Acquisition closed on December 19, 2024 (the “Acquisition Date”).

The historical information of Frontdoor and 2-10 HBW for the year ended December 31, 2024 is derived from the audited year-end statement of operations of Frontdoor, which includes the post-acquisition results of 2-10 HBW, plus the audited interim historical information for 2-10 HBW for the period ended December 18, 2024.

Note 2. Accounting Policies and Reclassification of 2-10 HBW’s Historical Financial Information

The accounting policies of Frontdoor may vary materially from those of 2-10 HBW. During preparation of the unaudited pro forma condensed combined financial information, Frontdoor management has performed a preliminary analysis to identify where material differences in accounting policies may occur. Frontdoor management will conduct a final review of 2-10 HBW’s accounting policies in order to determine if further differences in accounting policies require adjustment or reclassification of 2-10 HBW’s results of operations or reclassification of assets or liabilities to conform to Frontdoor’s accounting policies and classifications. As a result of this review, Frontdoor management may identify differences that, when adjusted or reclassified, could have a significant impact on this unaudited pro forma condensed combined financial information.

Note 3. Preliminary Allocation of Consideration

Frontdoor accounted for the 2-10 HBW Acquisition as a business combination. The identifiable assets acquired and liabilities assumed are recorded at their preliminary fair values as of the Acquisition Date and are consolidated into Frontdoor’s financial statements. The determination of fair value requires significant judgments regarding the estimates and assumptions used to value the acquired assets and liabilities assumed. In determining the fair values of the assets acquired and liabilities assumed, Frontdoor utilized the cost, income and market approaches from the perspective of a market participant. Frontdoor used third-party valuation professionals to aid in the determination of the estimated fair value of certain assets acquired and liabilities assumed.

The following table summarizes the preliminary estimated fair values for each major class of assets acquired and liabilities assumed at the Acquisition Date:

(In millions)
Cash and cash equivalents	$24
Marketable securities	15
Receivables	4
Prepaid expenses and other current assets	8
Property and equipment, net	6
Goodwill	464
Intangible assets	309
Long-term marketable securities	39
Deferred reinsurance	66
Reinsurance recoverables	9
Accounts payable	(1)
Accrued liabilities:
Payroll and related expenses	(8)
Home warranty claims	(7)
Other	(6)
Deferred revenue	(29)
Deferred tax liabilities, net	(25)
Unearned insurance premium	(234)
Unpaid losses and loss adjustment reserves	(12)
Long-term deferred revenue	(12)
Other long-term liabilities	(1)
Total consideration paid	$607

Frontdoor recorded the fair values of the assets acquired and liabilities assumed of 2-10 HBW as of December 19, 2024. Estimates and assumptions used in such valuations are subject to change, which could be significant, within the measurement period up to one year from the Acquisition Date. The areas of the valuations that are not yet finalized relate to the amounts for property and equipment, long term intangible assets and the final amount of residual goodwill. Frontdoor may obtain additional information to assist in determining fair values of net assets acquired at the Acquisition Date during the measurement period.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations (For the Fiscal Year Ended December 31, 2024)

The pro forma accounting adjustments are based on Frontdoor’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations:

(A)
Reflects the elimination of 2-10 HBW's existing policy acquisition costs. The pro forma adjustment eliminates $4 million for the year ended December 31, 2024.
(B)
Reflects the change in property and equipment depreciation and the change in amortization expense from the acquired property and equipment and intangibles of $39 million for the year ended December 31, 2024. The remaining useful lives of property and equipment and intangible assets acquired were estimated based on the period over which the cumulative discounted cash flows are expected to be realized. The pro forma adjustment to recognize additional expense related to the acquired assets has been computed over the estimated useful lives on a straight-line basis.
(C)
Reflects the extinguishment of 2-10 HBW's existing debt and the amortization of related debt issuance costs. The pro forma adjustments eliminate interest expense of $19 million for the year ended December 31, 2024.
(D)
The estimated tax impacts of the pro forma adjustments have been reflected in Income tax (expense) benefit within the Unaudited Pro Forma Condensed Combined Statement of Operations by using a blended foreign, federal and state statutory income tax rate. However, certain acquisition-related pro forma adjustments reflect limitations on taxability, including limitations on tax deductions for interest expense and certain transaction costs. These rates are estimates and do not take into account any possible future tax events that may occur for the combined company.

(E)
Reflects the net increase to interest expense resulting from interest on the new debt to finance the acquisition of 2-10 HBW. The pro forma adjustments include incremental interest expense of $37 million for the year ended December 31, 2024.

A sensitivity analysis on interest expense for the year ended December 31, 2024, has been performed to assess the effect of a 12.5 basis point change in the variable interest rate would have on interest expense. The following table shows the impact of the change in interest expense for the new debt:

(In millions)
Interest expense assuming increase of 0.125%	$1
Interest expense assuming decrease of 0.125%	(1)